EXHIBIT 10.4

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Separation Agreement”), by and between JOANN Inc. (the “Company”) and Wade Miquelon (“you” and similar words), sets forth certain terms of your separation from the Company and its subsidiaries (including certain requirements under your Amended and Restated Severance Agreement, dated as of February 3, 2019, with Jo-Ann Stores, LLC (“Jo-Ann LLC”) (the “Severance Agreement”)), including certain terms required in order for you to receive certain separation payments and benefits, as set forth in detail below.

By signing this Separation Agreement, you and the Company agree as follows:

1.
Status of Employment

You agree that, effective May 8, 2023 (the “Separation Date”), you no longer serve as the Company’s President and Chief Executive Officer and your employment with the Company and all of its subsidiaries is terminated. You further agree that your termination of employment on the Separation Date shall be treated as set forth in Section 2 of this Separation Agreement. You also agree that, as of the Separation Date, you will terminate from all other positions you hold (if any) as an officer, employee or director of the Company and the Company’s subsidiaries and affiliates, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your termination from all positions with the Company and its subsidiaries and affiliates.

2.
Severance Benefits

In consideration for you (a) signing this Separation Agreement, and (b) signing, no earlier than the Separation Date and no later than 60 days following the Separation Date, a general waiver and release of claims, substantially in the form attached hereto as Exhibit A (the “Release”), and letting the Release become effective as set forth in the Release:

(i) for purposes of this Separation Agreement and related agreements, your separation from the Company will be deemed your voluntary retirement from employment with the Company and its subsidiaries and affiliates; and

(ii) you will receive the payments and benefits as specified on Exhibit B attached hereto, all subject to applicable tax withholding (the “Severance Benefits”). The Severance Benefits will be in full satisfaction of any amounts due under the Severance Agreement, your Employment Agreement, dated as of February 3, 2019, with Jo-Ann LLC (the “Employment Agreement”), the Stock Option Plan of Jo-Ann Stores Holdings, Inc. and applicable award agreements thereunder (the “2012 Equity Plan”) and/or the JOANN Inc. 2021 Equity Incentive Plan, as amended or amended and restated from time to time, and applicable award agreements thereunder (the “2021 Equity Plan” and, together with the 2012 Equity Plan, the “Equity Plans”), and other compensation arrangements of the Company and its subsidiaries and affiliates. You acknowledge and agree that certain portions of the Severance Benefits do not constitute benefits to which you would otherwise be entitled as a result of your termination of employment with the Company, that such portions of the Severance Benefits would not be due unless you sign the Release, and that the Severance Benefits constitute fair and adequate consideration for your promises and covenants set forth in this Separation Agreement and the Release.

3.
Restrictive Covenants

By signing this Separation Agreement, you reaffirm that, subject to applicable law, you will continue to abide by the restrictive covenants to which you are subject, including as set forth in or applicable under the Equity Plans, Section 19 of the Employment Agreement, and Section 13 of the Severance Agreement, which expressly survive the termination of your employment without Cause pursuant to their terms.

Notwithstanding anything in this Separation Agreement, the Equity Plans, the Employment Agreement or the Severance Agreement to the contrary, nothing in such documents prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity you are not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

No Company policy or individual agreement between the Company and you shall prevent you from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege. By executing this Separation Agreement you represent that, as of the date you sign this Separation Agreement, no claims, lawsuits, or charges have been filed by you or on your behalf against the Company or any of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions or other affiliates, or any of the foregoing’s respective past, present or future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors or representatives. You acknowledge and agree that you have in a timely manner received or waived all applicable notices required under the Severance Agreement and the Employment Agreement, or otherwise, in connection with the termination of your employment with the Company. The Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s certificate of incorporation, by-laws, or other corporate governing law or instruments or your indemnification agreement with the Company.

4.
Limitations

Nothing in this Separation Agreement or the Severance Agreement shall be binding upon the parties hereto to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement or the Severance Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

5.
Material Breach

You agree that in the event of any breach of any provision of the restrictive covenants described in Section 3 of this Separation Agreement, the Company will be entitled to equitable and/or injunctive relief and, because the damages for such a breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company or (as applicable) any and all past, present or future parents, subsidiaries and affiliates of the Company (the “JOANN Companies”) will also be entitled to specific performance by you. Except with respect to any clawback rights the Company may have with respect to equity or incentive awards under the Equity Plans, no amount owing to you under this Separation Agreement shall be subject to set-off or reduction by reason of any claims that the Company and its subsidiaries and affiliates have or may have against you. You will be entitled to recover actual damages if the Company breaches this Separation Agreement, including any unexcused late or non-payment of any amounts owed under this Separation Agreement, or any unexcused failure to provide any other benefits specified in this Separation Agreement. Failure by any party hereto to enforce any term or condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

6.
No Re-Employment

You understand that your employment with the Company is terminated on the Separation Date. You agree that you will not seek or accept employment with the Company and its subsidiaries and affiliates, including assignment to or on behalf of the Company as an independent contractor or through any third party, and the Company and its subsidiaries and affiliates have no obligation to consider you for any future employment or assignment.

7.
Review of Separation Agreement

This Separation Agreement is important. You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Separation Agreement, sign in the space below where your agreement is indicated. The payments and benefits specified in this Separation Agreement are contingent on your (a) signing this Separation Agreement and (b) signing the Release no earlier than the Separation Date and no later than 60 calendar days following the Separation Date, and not revoking the Release.

8.
Return of Property

You affirm that you have returned, or will have returned within a reasonable time after the Separation Date, to the Company in reasonable working order all Company Property, as described more fully below. “Company Property” includes company-owned or leased motor vehicles, equipment, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. You further agree that you will not retain any copies or duplicates of any such Company Property.

9.
Future Cooperation

You agree that you shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. You further agree to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to (or to cause one of its affiliates to) pay/reimburse you for any approved travel expenses reasonably incurred as a result of your cooperation with the Company, with any such payments/reimbursements to be made in accordance with the Company's expense reimbursement policy as in effect from time to time.

10.
Non-Disparagement

You agree that you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Company, the JOANN Companies, or any and all past, present, or future related persons or entities, including but not limited to the Company’s and the JOANN Companies’ officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns, specifically including without limitation the Company and its subsidiaries and affiliates, their business, their actions or their officers or directors, to any person or entity, regardless of the truth or falsity of such statement. This Section 10 does not apply to truthful testimony compelled by applicable law or legal process.

11.
Tax Matters

By signing this Separation Agreement, you acknowledge that you will be solely responsible for any taxes which may be imposed on you as a result of the Severance Benefits, all amounts payable to you under this Separation Agreement will be subject to applicable tax withholding by the Company or its subsidiaries or affiliates, and the Company has not made any representations or guarantees regarding the tax result for you with respect to any income recognized by you in connection with this Separation Agreement or the Severance Benefits.

12.
Nature of Agreement

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and not on any other promise made by the Company or JOANN Companies. This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Separation Agreement and the Release contain the entire agreement between the Company, other JOANN Companies and you regarding your departure from the Company, except that all post-employment covenants contained in the Severance Agreement, Employment Agreement or Equity Plans remain in full force and effect. The Severance Benefits are in full satisfaction of any severance benefits under the Severance Agreement, the Employment Agreement, and the Equity Plans, and of any other compensation arrangements between you and the Company or the JOANN Companies. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you. Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the state of Ohio, and the parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Ohio. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Separation Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement as of the dates set forth below.

Wade Miquelon

/s/ Wade Miquelon

Date: May 8, 2023

JOANN INC.

By: /s/ Ann Aber

Name: Ann Aber

Title: Senior Vice President, Chief Legal Officer

Date: May 8, 2023

Exhibit A

Release

This Release (the “Release”) is between JOANN Inc. (the “Company”) and __________ (“you” and similar words), in favor of the Company and its affiliates (meaning any entities that directly or indirectly control, are controlled by, or are under the same control as, the Company or any other entities affiliated with the Company or such entities), in consideration of the benefits provided to you and to be received by you from the Company as described in the Separation Agreement between the Company and you dated as of the applicable date referenced therein (the “Separation Agreement”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Separation Agreement.

By signing this Release, you and the Company hereby agree as follows:

13.
Waiver and Release

You, for yourself and on behalf of anyone claiming through you including each and all of your legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Releasors”), do hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which you sign this Release, including, without limitation: (a) all claims arising out of or in any way relating to your employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorneys fees, expenses or otherwise) that were or could have been asserted by you or on your behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Uniformed Services Employment and Reemployment Rights Act, Federal Executive Order 11246, the Genetic Information Nondiscrimination Act, the Ohio Civil Rights Act, Ohio Revised Code 4112.01 et seq., and the Ohio Whistleblowers’ Protection Act.

14.
Scope of Release

Nothing in this Release (a) shall release the Company from any of its obligations set forth in the Separation Agreement or any claim that by law is non-waivable, (b) shall release the Company from any obligation to defend and/or indemnify you against any third party claims arising out of any action or inaction by you during the time of your employment and within the scope of your duties with the Company to the extent (i) you have any such defense or indemnification right (including under your indemnification agreement with the Company or to the extent the claims are covered by the Company’s director & officer liability insurance), and (ii) permitted by applicable law, (c) shall affect your right to file a claim for workers’ compensation or unemployment insurance benefits, or (d) shall prohibit you from instituting any action to challenge the validity of the release under the ADEA.

You further acknowledge that by signing this Release, you do not waive the right to file a charge against the Company with, communicate with or participate in any investigation by the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any comparable state or local agency. However, you waive and release, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge you or others may file, including without limitation any costs, expenses or attorneys’ fees. You understand that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Notwithstanding the foregoing, you will not give up your right to any benefits to which you are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or your rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA), or any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002.

By executing this Release, you represent that, as of the date you sign this Release, no claims, lawsuits, grievances, or charges have been filed by you or on your behalf against the Company Released Parties.

15.
Knowing and Voluntary ADEA Waiver

In compliance with the requirements of the Older Workers’ Benefit Protection Act, you acknowledge by your signature below that, with respect to the rights and claims waived and released in this Release under the ADEA, you specifically acknowledge and agree as follows: (a) you have read and understand the terms of this Release; (b) you have been advised and hereby are advised, and have had the opportunity, to consult with an attorney before signing this Release; (c) the Release is written in a manner understood by you; (d) you are releasing the Company and the other Company Released Parties from, among other things, any claims that you may have against them pursuant to the ADEA; (e) the releases contained in this Release do not cover rights or claims that may arise after you sign this Release; (f) you will receive valuable consideration in exchange for the Release other than amounts you would otherwise be entitled to receive; (g) you have been given a period of at least 21 days in which to consider and execute this Release (although you may elect not to use the full consideration period at your option); (h) you may revoke this Release during the seven-day period following the date on which you sign this Release, and this Release will not become effective and enforceable until the seven-day revocation period has expired; and (i) any such revocation must be submitted in writing to the Company c/o Ann Aber, Chief Legal Officer, JOANN Inc., 5555 Darrow Road, Hudson, Ohio 44236, prior to the expiration of such seven-day revocation period. If you revoke this Release within such seven-day revocation period, it shall be null and void.

16.
Entire Agreement

This Release, the Separation Agreement, and the documents referenced therein contain the entire agreement between you and the Company regarding the matters described therein, and take priority over any other written or oral understanding or agreement that may have existed in the past regarding the matters described therein. You acknowledge that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by you and the Company. Should any provision of this Release be declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remaining provisions shall remain in full force and effect; provided, however, that upon a finding that the Release, in whole or part, is illegal, void, or unenforceable, you shall be required to execute a release that is legal and enforceable.

[SIGNATURE PAGE FOLLOWS]

I agree to the terms and conditions set forth in this Release.

[NAME]

[exhibit copy – do not sign]

____________________________

Date: _______________________

Exhibit B

Severance and Other Benefits

Severance benefits under the Separation Agreement and the Severance Agreement, which severance benefits will consist of the following:

•
Payment of all accrued but unpaid base salary earned by you through the Separation Date. This amount will be payable to you within 10 days after the Separation Date;
•
Payment of an amount equal to $392,500, specifically in consideration of the Release. This amount will be payable on or before August 1, 2023; and
•
Your outstanding Company equity awards will be governed by the applicable terms of the Equity Plans for such awards.